EXHIBIT THREE: FORM OF JOINT VENTURE AGREEMENT

JOINT VENTURE CONTRACT

among

Beijng Huawei Ouya Architectural Decoration And Engineering Co., Ltd.

and

China Direct Trading Corp.

And Mr. Wang Hongkun

for the establishment of

Beijing Huawei International Furniture Manufacturing Co., Ltd.

TABLE OF CONTENTS

Page

Chapter 1	General Provisions	3
Chapter 2	Parties of the Joint Venture	5
Chapter 3	Establishment of the Joint Venture	5
Chapter 4	Purpose, Business Scope of the Joint Venture	6
Chapter 5	Total Amount of Investment and the Registered Capital	6
Chapter 6	Representations, Warranties and Undertakings of the Parties	7
Chapter 7	Responsibilities of the Parties	8
Chapter 8	Board of Directors	9
Chapter 9	Operation and Management	11
Chapter 10	Labor Management	11
Chapter 11	Taxes, Finance and Accounting	12
Chapter 12	Profit Distribution	13

Chapter 13	Insurance	14
Chapter 14	Force Majeure	14
Chapter 15	Liability for Breach of Contract	14
Chapter 16	Duration of the Joint Venture, Termination and Liquidation	15
Chapter 17	Applicable Law	17
Chapter 18	Settlement of Disputes	17
Chapter 19	Miscellaneous	18

This Joint Venture Contract (“this Contract”) is made in Beijing, the People’s Republic of China (“PRC”) on ,by and among the following Parties:

Party A: Beijng Huawei Ouya Architectural Decoration And Engineering Co., Ltd.

Legal Address:

Legal Representative: Wang Hongyu

Party B: China Direct Trading Corp.

Legal Address: 12535 Orange Dr. #613 Davie, Florida 33330, USA

CEO: Howard Ullman

Party C: Wang Hongkun

ID Number: 34080219680118069X

Legal Address: 1506,Building16, Ou Lu Jing Dian, Yayun Village, Chao Yang District, Beijing

23.	Whereas:

Party A and Party C jointly invested RMB50,000,000 for the establishment of Beijing Huawei Furniture Manufacture Company Limited (“Huawei Furniture”). Party A contributed RMB37,330,000, amounting to 74.66% of the registered capital of Huawei Furniture; Party C contributed 12,670,000, amounting to 25.34% of the registered capital of Huawei Furniture. Party A agrees to sell and Party B agrees to purchase 40% of the registered capital of Huawei Furniture according to the terms and conditions set out in the Share Purchase Agreement, dated April 26, 2005, which has been entered into by and between these two parties. Huawei Furniture will change into an equity joint venture in accordance with this Contract through the purchase.

24.	Chapter 1	General Provisions
Article 62

Upon friendly consultation conducted in accordance with the principles of equality and mutual benefit, Party A, Party B and Party C have agreed to establish an equity Joint Venture in Beijing, PRC in accordance with the Law of the PRC on Sino-Foreign Equity Joint Ventures, the Regulations for Implementation of the Law of the PRC on Sino-Foreign Equity Joint Ventures and other relevant PRC laws and regulations and upon provisions of this Contract.

Article 63	Definitions:
(a)

“Affiliate” shall mean any entity, which controls, is controlled by, or is under common control with Party A Party B or Party C, control meaning direct or indirect ownership of one fifty one percent (51%) of the voting or management rights of the entity in question.

(b)	“Examination and Approval Authority” shall mean the relevant government authority in charge of the examination and approval of the establishment of the Joint Venture in the PRC.
(c)	“Articles of Association” shall mean the articles of association of the Joint Venture executed by the Parties herein.
(d)	“Board of Directors” or “Board” shall mean the board of directors of the Joint Venture.
(e)	“Effective Date” shall mean the date when this Contract and Articles of Associates are approved by the Examination and Approval Authority.
(f)	“Establishment Date” shall mean the establishment date of the Joint Venture recorded in the Joint Venture’s business license to be issued by the SAIC.
(g)	“Joint Venture Term” shall mean the term of this Contract as set forth in Article 56 hereof, including any extensions of such term pursuant to Article 56.
(h)	“PRC” shall mean the People’s Republic of China.
(i)	“Each Party” or a “Party” shall mean Party A, Party B or Party C.
(j)	“Parties” shall mean Party A, Party B and Party C.
(k)	“Third Party” shall mean any entity or individual other than Party A, Party B and Party C.

(l)	“Joint Venture” shall mean the Sino-foreign equity joint venture limited liability company to be established by the Parties pursuant to the laws of the PRC.
(m)	“SAIC” shall mean the State Administration of Industry and Commerce of the PRC and local branch(es) thereof.
(n) “Renminbi” or “RMB” shall mean the legal currency of the PRC.
(o) “US Dollars” or “US$” shall mean the legal currency of the United States of America.
25.	Chapter 2	Parties of the Joint Venture
Article 64		The Parties to this Contract are:

Party A: Beijng Huawei Ouya Architectural Decoration And Engineering Co., Ltd.

Legal Address: West to the Lai Guang Ying Village, Lai Guang Ying County, Chao Yang District, PRC

Telephone No.: 10-8491-6699

Fax No.: 10-8491-7778

Legal Representative: Wang Hongkun

Position: Legal Representative

Nationality: PRC

Party B: China Direct Trading Corp.

Legal Address: 12535 Orange Dr. #613 Davie, Florida 33330, USA

Telephone No.: 1-954-474-0224

Fax No.: 1-954-474-0228

Legal Representative: Howard Ullman

Position: Chief Executive Officer and Chairman of the Board

Nationality: American

Party C: Wang Hongkun

ID Number: 34080219680118069X

Legal Address: 1506,Building16, Ou Lu Jing Dian, Yayun Village, Chao Yang District, Beijing

Telephone No.: 10-8491-2666

Fax No.: 10-8491-7778

Nationality: PRC

25.1	Chapter 3	Establishment of the Joint Venture
Article 65		Establishment of the Joint Venture

Party A, Party B and Party C hereby agree to establish Beijing Huawei International Furniture Manufacturing Co., Ltd. forthwith upon the Effective Date in accordance with the Law of the PRC on Sino-Foreign Equity Joint Ventures, other relevant PRC laws and regulations and the provisions of this Contract and the Articles of Association.

Article 66	Name and Legal address of the Joint Venture

Chinese Name of the Joint Venture:

English Name of the Joint Venture: Beijing Huawei International Furniture Manufacturing Co., Ltd.

Legal Address of the Joint Venture: North to Lai Guang Ying Industry District, Chao Yang District, Beijing, China

Article 67	All activities of the Joint Venture shall be governed by the laws, regulations and rules of the PRC and this Contract.
Article 68

The organization form of the Joint Venture is a limited liability company. Each party is liable to the Joint Venture within the limit of the capital subscribed by it and shall share the profit and bear the risks and losses by the Parties in proportion to their contributions to the registered capital.

26.	Chapter 4	Purpose, Business Scope of the Joint Venture
Article 69

Purpose of the Joint Venture: To raise the needed capital to expand the Joint Venture’s factories production by building an additional million square foot factory. Also to expand the sales of the Joint Venture into North and South America.

Article 70	Business scope of the Joint Venture: Process, manufacture the furniture, doors and windows; selling of furniture and construction materials; service of family decoration.

The above business scope shall be ultimately determined by that which is evidenced by the business license issued by the SAIC.

27.	Chapter 5	Total Amount of Investment and the Registered Capital
Article 71		The total amount of investment of the Joint Venture shall be US$15,114,873.

Article 72	The registered capital of the Joint Venture shall be US$6,045,949 and invested by the Parties as below:

Party A shall contribute US$2,095,525.9, amounting to 34.66% of the registered capital of the Joint Venture; Party B shall contribute US$2,418,379.6, amounting to 40% of the registered capital of the Joint Venture; Party C shall contribute US$1,532,043.5, amounting to 25.34% of the registered capital of the Joint Venture.

Article 73

Capital contribution made in the form of assets of the Huawei Furniture by each Party shall be deemed to have been completed by the relevant Party as of the date of the issuance of the business license to the Joint Venture.

Article 74	Capital contribution made in cash by either Party shall be completed within 90 days after the date of the issuance of the business license to the Joint Venture.
Article 75

Any dividend, property distribution after liquidation and other property distribution or dividend shall be declared in proportion to their contribution that has been paid to the registered capital before it has been completed.

Article 76

Each Party may transfer, sale or disposition of all or part of its investment (equity shares) to the Joint Venture to the Third Party, provided that such transfer shall be consented to by the other two parties and take effect upon obtaining the approval by the Examination and Approval Authority.

Article 77

When Each Party intends to transfer, sale or disposition of all or part of its investments (equity shares) to the Third Party, the other two parties shall have a preemptive right to purchase such investments (equity shares) upon the same terms and conditions.

Article 78

Any increase or decrease of the registered capital of the Joint Venture shall be unanimously agreed to at a meeting of the Board, and must be submitted to the Examination and Approval Authority for approval. Upon such approval, the Joint Venture shall apply to register the change in ownership with the SAIC.

28.	Chapter 6	Representations, Warranties and Undertakings of the Parties
Article 79	Each Parties to this Contract represents, warrants and undertakes to the other two parties as follows:
	(a)	Each Party is duly established and validly existing under the laws of the country where it is established;
(b)

Each Party has taken every required corporate action and has obtained any consent, approval, authorization necessary for the signing of this Contract and either of them possesses full power and authority to enter into this Contract and to perform its obligations hereunder; the representative signing this Contract on behalf of either of them is fully authorized;

	(c)	This Contract when executed will constitute legal valid and binding obligations of either of them;
	(d)	The signing, delivering and executing of this Contract shall not conflict with any applicable laws of the country where it is established; and
	(e)	The representations and warranties made by either of them in this Contract are true and they are not misleading.
29.	Chapter 7	Responsibilities of the Parties
Article 80		Responsibilities of Party A and Party C:

(a)	to pay up its registered capital contribution to the Joint Venture pursuant to the provisions of this Contract;
(b)	to assist the Joint Venture to obtain the certificate of approval, registration, business license and relevant approvals necessary for the establishment and operation of the Joint Venture;

(c)

to assist the Joint Venture to obtain reduction and exemption of PRC taxes and the preferential treatment for the Joint Venture and the Parties according to relevant PRC laws and regulations from the relevant authorities;

(d)	to assist the Joint Venture to open Renminbi and foreign currency account(s) at banks inside the PRC;
(e)	to assist the Joint Venture to recruit qualified PRC management, and other necessary personnel;
(f) to assist foreign employees to obtain necessary visa, work permit, or travel certificate;
(g) to assist the Joint Venture in selling its products in domestic market;
(h) to assist the Joint Venture with other matters entrusted by the Joint Venture.
Article 81	Responsibilities of Party B:

(a)	to pay up its registered capital contribution to the Joint Venture pursuant to the provisions of this Contract;
(b)	to assist the Joint Venture to recruit qualified foreign management, and other necessary personnel;
		(c)	to assist the Joint Venture with other matters entrusted by the Joint Venture.
30.	Chapter 8	Board of Directors

Article 82	The Board shall be the highest authority of the Joint Venture and empowered to decide all major issues concerning the Joint Venture.
Article 83	The Board shall have the power and authority to determine the following matters:
	(a)	amendment to the Articles of Association of the Joint Venture;
	(b)	termination and dissolution of the Joint Venture;
	(c)	increase and decrease in the registered capital of the Joint Venture;
	(d)	merger or division of the Joint Venture;
	(e)	determining and approving major reports submitted by the General Manager;

(f)	approving the annual financial statements, annual plans for financial budget and profit distribution of the Joint Venture;
(g)	approving the important by-laws and rules for the Joint Venture;
(h)	appointing or dismissal of the General Manager of the Joint Venture;
(i)	other matters that require resolutions by the Board in accordance with the provisions stipulated in this Contract and the Articles of Association.

Resolution of matters shall be passed by the vote of a simple majority of the directors (including proxies) of the Board present in a meeting, other than resolutions (a) to (d) stated above which shall be passed by unanimous vote of each director (including proxies) of the Board.

Article 84

The Board shall consist of five directors. One director shall be appointed by Party A, three by Party B, and one by Party C. Chairman of the Board of Directors shall be appointed by Party C, Vice-chairman of the Board shall be one and appointed by Party B. Each director shall be appointed for a term of four years and may serve consecutive terms if re-appointed. A Party may change the directors they appoint within the term by notify the other two parties thirty days prior to the appointment.

Article 85

The Board shall convene at least one meeting every year. The meeting shall be called and presided over by the Chairman of the Board. Should the Chairman be unable to call the meeting, he shall authorize the Vice-chairman or another director to call and preside over the meeting. The Chairman may convene an interim meeting on the suggestion of more than one-third of the directors.

Article 86	A Board meeting requires a quorum of over two-thirds of the directors. Should a director be unable to attend, he may make a proxy authorizing someone else to represent him and vote in his stead.
Article 87

A Board meeting shall be held at the location of the Joint Venture’s legal address or other places inside or outside the PRC decided upon by the Board or by way of videoconferencing or other electronic or telecommunications media as agreed upon by the Board.

Article 88

A minute of the Board shall be prepared for each meeting of the Board and signed by the directors (including proxies) present in such meeting. Minutes of the Board meeting shall be kept by the Joint Venture.

Article 89

All Board meetings shall be held in Chinese and English. All statements made at the Board meetings and all minutes and documents submitted to the Board for review shall be prepared in Chinese and English.

Article 90

Chairman of the Board shall be the legal representative of the Joint Venture. In such capacity, the Chairman shall at all times act in strict accordance with resolutions of the Board and the Articles of Association. Where the Chairman is unable to perform his duties, he shall authorize the Vice-chairman or another director of the Board to perform his duties.

Article 91

No member of the Board in his duties performance of director shall receive any remuneration from the Joint Venture. All travel expenses for attending the Board meeting incurred by a director shall be borne by the Joint Venture.

Article 92

If a seat on the Board is vacated by the death, retirement, resignation, of a director or by the removal of such director by the Party, which originally appointed him, the Party, which originally appointed such director, shall appoint a successor to serve out the director’s term.

31.	Chapter 9	Operation and Management
Article 93

The Joint Venture shall establish a management office, which shall be responsible for the day-to-day management and operations. The management office shall have a General Manager and a Deputy General Managers. The General Manager shall be appointed by the Board and has the power to appoint the Deputy General Managers and other members of the management office.

Article 94

The Joint Venture shall adopt a general manager responsibility system under which the General Manager shall carry out decisions of the Board, be in charge of the day-to-day operation and management of the Joint Venture, be responsible to and report to the Board. The Deputy General Managers shall assist the General Manager for works.

Article 95

The General Manager or the Deputy General Managers shall not hold posts concurrently as general manager or deputy general managers of other economic organizations. They shall not get involved in other economic organizations’ commercial competition against the Joint Venture.

Article 96	The General Manager or the Deputy General Managers or other senior management engaging in graft or serious breach of duty may be dismissed by the Board.
32.	Chapter 10	Labor Management
Article 97

Matters relating to the recruitment, employment, dismissal, resignation, wages, welfare, labor protection, labor insurance and labor discipline and matters concerning the working personnel of the Joint Venture shall be handled in accordance with the PRC Administration Regulations on Labor Management in Foreign Invested Enterprises, the PRC Labor Law, administrative implementations thereunder, the PRC Trade Union Law and the relevant proclamations by the Beijing Municipality.

Article 98	Salaries and remuneration of the senior management shall be decided upon by the Board.
Article 99

Staff and workers of the Joint Venture have the right to set up grass-roots trade unions and catty on trade union activities in accordance with the Trade Union Law of the PRC and the Statute of the Trade Union of the PRC.

Article 100	The Joint Venture shall allocate funds to the trade union in accordance with relevant PRC laws and regulations.
33.	Chapter 11	Taxes, Finance and Accounting
Article 101	The Joint Venture shall pay taxes and obtain all kinds of preferential treatment under the relevant PRC laws and regulations.
Article 102	The staffs of the Joint Venture shall pay individual income tax according to the Individual Income Tax Law of the PRC and other relevant laws.
Article 103

The Joint Venture shall, in accordance with the Law of the PRC on Sino-Foreign Equity Joint Ventures, deduct from the after-tax profits, allocations to reserve funds, enterprise development funds as well as employee bonus and welfare funds. The amount of the above allocations to be deducted shall be determined by the Board.

Article 104

The Joint Venture shall adopt the calendar year as its fiscal year, which shall begin on January 1 and end on December 31 of the same year except that the first fiscal year of the Joint Venture shall commence on the date that the Joint Venture is granted a business license, and shall end on the immediately succeeding December 31.

Article 105

The accounting of the Joint Venture shall adopt the internationally used accrual basis and debit and credit accounting system in their work. All vouchers, account books, statistic statements and reports prepared by Joint Venture shall be written in Chinese, or concurrently in English.

Article 106

The Joint Venture shall appoint an internal auditor to be responsible for checking financial receipts, payments and accounts, and submit reports to the Board and the General Manager. The Joint Venture shall also appoint an external auditor to audit the financial statements of the Joint Venture and issue the independent auditors’ report according to the General Accepted Accounting Practice.

Article 107

Each Party may, at its own expense, appoint an accountant registered abroad subject to approval by the Board or registered in the PRC to audit, on behalf of the appointing Party, to audit the accounts of the Joint Venture. Reasonable access to the Joint Venture’s financial records shall be granted to such auditor and such auditor shall hold in confidence all documents audited. Auditing of Joint Venture books by an accounting firm engaged by each Party shall not interfere with the normal business activity of the Joint Venture.

Article 108

The General Manager shall organize to prepare the balance sheets, profit and loss statements and profit distribution plan and submit to the Board for approval within the first 3 months of each fiscal year.

Article 109	All matters concerning foreign exchange for the Joint Venture shall be handled according to the Regulations on Foreign Exchange Control of the PRC and relevant regulations.
Article 110		The Joint Venture shall open Renminbi and foreign currency account(s) at banks in the PRC.
34.	Chapter 12	Profit Distribution

Article 111

Subsequent to the deduction of the allocations to the three funds set forth under Article 42, the Board shall, in accordance with the PRC laws, once every year by a formally adopted resolution decide the amount of after-tax net profit of the Joint Venture. Should the Board determine to distribute as profit the after-tax net profit, it shall be distributed to the Parties in proportion to their respective actual contribution to the registered capital of the Joint Venture.

Article 112

Each party agrees that the profit distributed to Party B shall be calculated in the light of the foreign exchange rate promulgated by the People’s Bank of China on the date of profit distribution (Party B may choose to do so). Party B shall have priority over Party A and Party C in the distribution of the distributable foreign exchange of the Joint Venture. If the distributable foreign exchange is not enough for distribution, Renminbi shall be paid.

Article 113

If the Joint Venture carries losses from the preceding year, the profit of the current year shall be applied to cover the losses first. No profit shall be distributed unless the deficit from the previous years is made up.

35.	Chapter 13	Insurance
Article 114

The Joint Venture shall take out and maintain insurance in accordance with PRC laws and regulations and with due reference to practices adopted by similar enterprises in other countries. All costs and expenses therefor shall be borne by the Joint Venture. Insurance plans for the Joint Venture shall be made by the General Manager and submitted to the Board for approval prior to their implementation.

36.	Chapter 14	Force Majeure
Article 115

Should either of the Parties to this Contract be prevented from executing this Contract by force majeure, such as earthquake, typhoon, flood, fire, war or other unforeseen events, and their occurrence and consequences are unpreventable and unavoidable, the prevented party shall notify the other two parties by telegram without any delay, and within ten days thereafter provide detailed information of the events and a valid document for evidence issued by the relevant public notary organization explaining the reason of its inability to execute or delay the execution of all or part of this Contract. The Parties shall, through consultations, decide whether to terminate this Contract or to exempt part of the obligations for implementation of this Contract or whether to delay the execution of this Contract according to the effects of the events on the performance of this Contract.

37.	Chapter 15	Liability for Breach of Contract
Article 116

If a Party fails fully to perform its obligations under this Contract, the Party shall be deemed to have breached this Contract (the “Breaching Party”). The Breaching Party shall rectify such breach within ninety days after receipt of written notice from the other two parties specifying the breach. Where after such a period, the breach is not rectified, the Breaching Party shall compensate the other two parties for all direct and foreseeable damages caused by the breach, except where such breaches are a result of an event of Force Majeure as set forth under Chapter 14 of this Contract.

38.	Chapter 16	Duration of the Joint Venture, Termination and Liquidation
Article 117

The duration of the Joint Venture shall be twenty years from the date of the issuance of the business license by the SAIC. Suggested by each Party and passed upon the unanimous vote at the Board meeting, the Joint Venture term may be extended by submitting an application to extend the Joint Venture term to the original Examination and Approval Authority for approval no less than 6 months prior to the expiry of the term of the Joint Venture.

Article 118	Causes for early termination
(a)	This Contract may be terminated if the Parties agree in writing that termination of this Contract is in the best interests of the Parties due to the occurrence of any of the following circumstances:
	(i)	if the Joint Venture suffers substantial losses and the Parties agree that termination of this Contract is in the best interest of the Parties;
	(ii)	if the ability of the Joint Venture to attain its business goals is materially curtailed due to the severe influence of adverse conditions;

	(iii)	if any one of the Parties is declared bankrupt, becomes the subject of proceedings for liquidation or dissolution, ceases to carry on business or becomes unable to pay its debts as they become due;
(iv)

if a department or body in charge of any one of the Parties demands amendments to this Contract or the Articles of Association, which amendments give rise to adverse results to the Joint Venture or to any Party;

(v)

if the economic interests of any Party are adversely and materially affected by the promulgation of any new law or amendments to any existing law of the PRC, and if the Parties cannot make adjustments to maintain their respective economic interests or to reduce the effects within 180 days therefrom; or

	(vi)	if the conditions or consequences of force majeur persist for a period of more than three months, and the Parties are not able to reach an equitable solution within ninety (90) days thereafter.
(b)	The non-breaching Party may notify the breaching Party of termination of the Contract due to the following:
	(i)	If a Party materially breaches this Contract and such breach is not cured within thirty days of its receipt of written notice from a non-breaching Party; or
	(ii)	If a Party transfers its capital contribution in the Joint Venture in violation of the provisions of this Contract.

Article 119	Termination procedure
(a)

Upon the occurrence of any of the events under Article 57(a), any Party may issue to the other two parties a written notice requesting early termination of the Contract (the “Early Termination Notice”). Upon receipt of the Early Termination Notice, the Parties shall exercise their best efforts and engage in consultation for possible solution and avoidance of early termination of this Contract. Where the Parties cannot reach a agreement within ninety days of date of the Early Termination Notice, the Parties shall instruct its appointed directors of the Board to vote in favor of termination of this Contract.

	(b)	Upon the occurrence of any of the events under Article 57(b), the non-breaching Party shall apply directly to the original Examination and Approval Authority for termination of this Contract.
(c)

Termination of this Contract shall be submitted to the original Examination and Approval Authority for approval. Liquidation of the Joint Venture shall be governed by PRC laws and provisions of this Contract.

Article 120

In the event that upon expiry of the term of this Contract or early termination agreed by the Parties, the Board shall appoint a liquidation committee to liquidate the Joint Venture’s assets in accordance with the relevant PRC laws. Upon completion of the liquidation, the Joint Venture’s debts and liquidation expenses shall be firstly paid. The balance of the Joint Venture’s assets shall be paid over to the Parties in proportion to their respective contributions to the registered capital of the Joint Venture.

Article 121

Party B may choose to be distributed by foreign exchange or in kind in written. Party A and Party C shall assist and cooperate with Party B and shall not refuse or hold off the transfer of the foreign exchange or any other distribution to outside PRC.

Article 122

If any Party does not performs its obligation under this Contract or under other contracts entered by the Joint Venture, which results the termination of the Joint Venture, compensation for the non-breaching Party shall be deducted from the distributable cash or property of the Joint Venture.

Article 123	Upon completion of the liquidation, the Joint Venture shall submit the liquidation report to the original Examination and Approval Authority, apply for nullification formalities, hand back the business license, and declare dissolution of the Joint Venture. The Joint Venture’s account or other records shall be kept by the Party agreed by the Parties. The Party shall permit the other two parties to check, use and obtain copies of those records by reasonable notice.

39.	Chapter 17	Applicable Law
Article 124	The conclusion, validity, interpretation, implementation and settlement of disputes of this Contract shall be governed by PRC laws.

40.

41.	Chapter 18	Settlement of Disputes
Article 125

All disputes arising out of implementation of this Contract by any Party shall be subject to friendly consultation for resolution. Where such a resolution cannot be reached within ninety days of the commencement of consultation, any Party may submit the dispute to arbitration.

Article 126

The dispute shall be submitted to China International Trade and Economic Arbitration Commission for arbitration pursuant to the provisions of its arbitration rules. The arbitration shall be in Beijing. The arbitration award shall be final and binding on the Parties. Costs of arbitration shall be borne by the losing Party or as otherwise determined by the arbitration panel according to the responsibilities of the Parties.

Article 127

During the period of dispute and arbitration of the dispute, the Parties shall continue to exercise the other rights hereunder and implement the other obligations hereunder except the rights and obligations of the matters involved in the dispute.

42.	Chapter 19	Miscellaneous
Article 128	This Contract is written in Chinese and English. Both language versions are of equal force and effect.
Article 129	This Contract shall come into effect on the Effective Date after executed by the Parties.
Article 130

Any notice in connection with this Contract shall be served in writing and delivered by personal delivery or courier to the other two parties, sent by registered air mail or by facsimile transmission or other electronic means to the address of the other two parties under Article 3 of this Contract.

Article 131	This Contract may only be amended by a written instrument signed by the Parties and approved by the Examination and Approval Authority.
Article 132

In the event that any provision in this Contract is illegal, invalid or otherwise unenforceable, such provisions shall be deleted from this Contract leaving the remainder of this Contract legal, valid and enforceable. The deleted provision shall be replaced by a valid new provision negotiated amongst the Parties, having as nearly as is legally possible the same economic and business effect as the illegal or unenforceable provision was intended to have. The new provision shall be submitted to the original Examination and Approval Authority for its approval.

Article 133	In the event of any discrepancy between this Contract and the Articles of Association, the provisions of this Contract shall prevail.
Article 134

This Contract shall be made in 4 originals (each including a Chinese and an English version) with equal legal effect, each of which shall be held respectively by Party A, Party B, Party C and relevant authority for the record.

IN WITNESS WHEREOF: Party A, Party B and Party C hereby duly authorize the signatures of their representatives on this Contract on the day and year first above written for the execution hereunto as a deed.

Party A: Beijng Huawei Ouya Architectural Decoration And Engineering Co., Ltd.

Authorized Representative:

Position:

Party B: China Direct Trading Corp.

Authorized Representative:

Position:

Party C: Wang Hongkun

Signature: